Ply Gem Reports Second Quarter 2016 Results

•Net income increased 37.1% to $41.6 million for the second quarter.

•	Adjusted EBITDA increased to $76.9 million or 23.0% for the second quarter achieving a record LTM Adjusted EBITDA of $221.4 million.

Cary, NC (BUSINESS WIRE) August 8, 2016 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended July 2, 2016.

Second Quarter 2016 Results:

•	Total net sales for the second quarter increased 1.6% to $510.5 million.

•	Operating earnings improved $16.5 million to $62.2 million compared to the second quarter of 2015.

•	Basic and diluted earnings per share was $0.61 for the second quarter of 2016 compared to $0.45 for the second quarter of 2015.

•	Adjusted basic earnings per share was $0.62 for the second quarter of 2016 compared to $0.45 for the second quarter of 2015.

•	Leverage ratio improved to 4.4x.

Six Month 2016 Results:

•	Total net sales for the six months ended increased 4.6% to $919.2 million.

•	Operating earnings improved $40.1 million or 127.0% from the comparable 2015 period.

•	Net income increased to $14.1 million for the six month 2016 period from a net loss of $18.5 million for the 2015 period.

•	Adjusted EBITDA increased to $101.7 million or 56.8%.

•	Basic and diluted earnings per share was $0.21 for the 2016 six month period compared to $(0.27) for the 2015 six month period.

•	Adjusted earnings per share was $0.41 for the 2016 six month period compared to $(0.08) for the 2015 six month period.

“I am very pleased by the continued strength in our operating and cash generating performance that was achieved during the second quarter. Both businesses continued to make substantial contributions to adjusted EBITDA and allowed us to deliver the ninth consecutive quarterly year-over-year growth of adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “As expected, our overall sales were somewhat dampened due to the pull forward effect of favorable winter weather within our key market footprint during the first quarter. However, the fundamental demand drivers of our end markets remain robust as the U.S. housing market continues to recover. During the second quarter, our teams delivered outstanding profitable growth through improved product pricing, operating performance initiatives and maintaining our cost discipline. As a result, Ply Gem achieved a trailing twelve month annual adjusted EBITDA in excess of $221 million.”

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the second quarter, we continued to drive financial improvements and profitability within our business segments. We achieved a 170 basis point improvement in our gross profit margin and realized the highest overall quarterly gross profit margin by Ply Gem. As a result of our strong operational performance and profitability during the second quarter of 2016, we have strengthened our balance sheet by generating in excess of $160 million in operating cash flow and achieved a Company record $221.4 million of adjusted EBITDA on a trailing twelve month basis. We continue to focus on our debt leverage and on August 4, 2016 made a second $30 million voluntary payment on our long-term debt under our Term Loan which when combined with our March 10th payment, means we have made a $60 million voluntary reduction in our long-term debt since year-end. The strength of our operating performance, cash flow generation and meaningful debt reduction have allowed us to improve our leverage ratio 0.8 times since year end, including a 0.5 times improvement in the second quarter alone to a net leverage of 4.4 times.”

Second Quarter 2016 Financial Results
Net sales increased $8.2 million or 1.6% to $510.5 million compared to $502.3 million for the second quarter of 2015. Our acquisition of Canyon Stone, which was completed during the second quarter of 2015, drove a net sales increase of $5.2 million during the quarter ended July 2, 2016 relative to the quarter ended July 4, 2015. The remaining net sales increase resulted primarily from improved U.S. market conditions favorably impacting both our new construction business as well as our repair and remodeling business partially offset by our Canadian businesses which, due to declining energy prices experienced a net sales decrease of 25.0% during the second quarter.

Gross profit margin was 26.5% which represented an increase of 170 basis points from the second quarter of 2015. The increase in gross profit margin can be attributed to the continued improvement in our new construction and repair and remodeling businesses and favorable material cost pricing partially offset by our Canadian operations due to the depressed market conditions for Western Canada.

Operating earnings were $62.2 million, an improvement of $16.5 million from the second quarter of 2015 from improved gross profit margins and lower SG&A expense as a percentage of net sales.

Net income was $41.6 million compared to $30.4 million for the second quarter of 2015. Adjusted EBITDA was $76.9 million compared to $62.6 million in the second quarter of 2015. Our EPS was $0.61 as compared to $0.45 for the comparable period in 2015,and adjusted EPS for the second quarter of 2016 was $0.62 as compared to $0.45 for the comparable period in 2015. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as notes to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $244.4 million, up $5.8 million, or 2.4%, compared to $238.6 million in the second quarter of 2015. The 2.4% net sales increase was driven by a $9.5 million net sales increase or 4.6% in the U.S. market due to market demand and new business wins, partially offset by a net sales decrease of $3.7 million or 10.8% in Canada. Gross profit margin for the quarter ended July 2, 2016 was 31.8%, an increase of 220 basis points from the 29.6% for the quarter ended July 4, 2015. The margin improvement resulted from the 2.4% net sales increase and included approximately $1.6 million of gross profit from our Canyon Stone acquisition, which was completed on May 29, 2015.

Windows and Doors
Windows and Doors' net sales totaled $266.1 million, up $2.4 million, or 0.9%, compared to $263.8 million in the second quarter of 2015. The net sales increase for the quarter ended July 2, 2016 can be attributed to the improved U.S. market conditions favorably impacting both our new construction business as well as our repair and remodeling business. Gross profit margin was 21.6% for the quarter ended July 2, 2016, increasing from 20.5% for the quarter ended July 4, 2015. Our gross profit increase of 110 basis points can be attributed to the continued improvement in our new construction and repair and remodeling businesses partially offset by our Canadian operations which experienced a 190 basis point decrease during the second quarter of 2016 as compared to the second quarter of 2015.

Outlook
“As we enter into the seasonally important third quarter, we look forward to capitalizing on the momentum we’ve built during the first half of 2016,” said Mr. Robinette. “As the housing market in the U.S. continues to recover, we are well positioned to drive profitable growth and generate meaningful operating leverage, earnings and cash flow. In addition, we remain committed to driving shareholder value and continuing to improve our balance sheet. In looking to the third quarter of 2016, we expect our quarterly adjusted EBITDA to be in the range of $80 to $85 million, which represents another meaningful year-over-year improvement to our adjusted EBITDA.”

Webcast
Ply Gem management will host a webcast today, Monday, August 8, 2016 at 10:00 a.m. Eastern to discuss second quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 45505284. International participants, please dial 647-788-4901, participant passcode 45505284. A replay of the call will be available on our website through September 8th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate and shake roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,000 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in our news releases, public statements and/or filings with the Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of our control and all of these factors are difficult or impossible to predict accurately. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	July 2, 2016	July 4, 2015

Net sales	$510,545	$502,334
Cost of products sold	375,256	377,591
Gross profit	135,289	124,743
Operating expenses:
Selling, general and administrative expenses	66,648	72,796
Amortization of intangible assets	6,459	6,283
Total operating expenses	73,107	79,079
Operating earnings	62,182	45,664
Foreign currency gain (loss)	255	(98)
Interest expense	(18,534)	(18,699)
Interest income	9	17
Tax receivable agreement liability adjustment	(241)	2,006
Income before provision (benefit) for income taxes	43,671	28,890
Provision (benefit) for income taxes	2,025	(1,482)
Net income	$41,646	$30,372
Net income attributable to common shareholders per share:
Basic	$0.61	$0.45
Diluted	$0.61	$0.45
Weighted average shares outstanding:
Basic	68,159,907	67,946,895
Diluted	68,370,548	68,056,591

	For the six months ended
(Amounts in thousands, except share and per share data)	July 2, 2016	July 4, 2015

Net sales	$919,159	$878,382
Cost of products sold	697,169	693,358
Gross profit	221,990	185,024
Operating expenses:
Selling, general and administrative expenses	137,383	140,928
Amortization of intangible assets	12,849	12,482
Total operating expenses	150,232	153,410
Operating earnings	71,758	31,614
Foreign currency gain (loss)	839	(1,032)
Interest expense	(37,226)	(37,792)
Interest income	19	26
Loss on modification or extinguishment of debt	(2,399)	—
Tax receivable agreement liability adjustment	(18,391)	(15,179)
Income (loss) before provision (benefit) for income taxes	14,600	(22,363)
Provision (benefit) for income taxes	531	(3,876)
Net income (loss)	$14,069	$(18,487)
Net income (loss) attributable to common shareholders per share:
Basic	$0.21	$(0.27)
Diluted	$0.21	$(0.27)
Weighted average shares outstanding:
Basic	68,143,523	67,935,114
Diluted	68,219,762	67,935,114

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2015 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of July 2, 2016, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, and tax receivable liability adjustments. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net loss per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	July 2, 2016	July 4, 2015
Net income	$41,646	$30,372
Interest expense, net	18,525	18,682
Provision (benefit) for income taxes	2,025	(1,482)
Depreciation and amortization	14,313	14,576
EBITDA	76,509	62,148
Non cash gain (loss) on foreign currency transactions	(255)	98
Acquisition costs	—	339
Customer inventory buybacks	596	80
Restructuring/integration expense	(156)	1,857
Non cash charge of purchase price allocated to inventories	—	54
Tax receivable agreement liability adjustment	241	(2,006)
Adjusted EBITDA	$76,935	$62,570

	Ply Gem Holdings, Inc.
	For the three months ended
	July 2, 2016	July 4, 2015
Basic net income per share attributable to common shareholders	$0.61	$0.45
Non cash gain (loss) on foreign currency transactions	—	—
Acquisition costs	—	—
Customer inventory buybacks	0.01	—
Restructuring/integration expense	—	0.02
Non cash charge of purchase price allocated to inventories	—	—
Tax receivable agreement liability adjustment	—	(0.02)
Adjusted Basic EPS	$0.62	$0.45

Basic weighted average shares outstanding	68,159,907	67,946,895

Diluted net income per share attributable to common shareholders	$0.61	$0.45
Non cash gain (loss) on foreign currency transactions	—	—
Acquisition costs	—	—
Customer inventory buybacks	0.01	—
Restructuring/integration expense	—	0.02
Non cash charge of purchase price allocated to inventories	—	—
Tax receivable agreement liability adjustment	—	(0.02)
Adjusted Diluted EPS	$0.61	$0.45

Diluted weighted average shares outstanding	68,370,548	68,056,591

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the six months ended
	July 2, 2016	July 4, 2015
Net income (loss)	$14,069	$(18,487)
Interest expense, net	37,207	37,766
Provision (benefit) for income taxes	531	(3,876)
Depreciation and amortization	28,343	29,397
EBITDA	80,150	44,800
Non cash gain (loss) on foreign currency transactions	(839)	1,032
Acquisition costs	—	625
Customer inventory buybacks	1,067	132
Restructuring/integration expense	497	3,020
Non cash charge of purchase price allocated to inventories	—	54
Tax receivable agreement liability adjustment	18,391	15,179
Loss on modification or extinguishment of debt	2,399	—
Adjusted EBITDA	$101,665	$64,842

	Ply Gem Holdings, Inc.
	For the six months ended
	July 2, 2016	July 4, 2015
Basic net income (loss) per share attributable to common shareholders	$0.21	$(0.27)
Non cash gain (loss) on foreign currency transactions	(0.01)	0.01
Acquisition costs	—	0.01
Customer inventory buybacks	0.01	—
Restructuring/integration expense	—	0.03
Non cash charge of purchase price allocated to inventories	—	—
Tax receivable agreement liability adjustment	0.18	0.15
Loss on modification or extinguishment of debt	0.02	—
Adjusted Basic EPS	$0.41	$(0.08)

Basic weighted average shares outstanding	68,143,523	67,935,114

Diluted net income (loss) per share attributable to common shareholders	$0.21	$(0.27)
Non cash gain (loss) on foreign currency transactions	(0.01)	0.01
Acquisition costs	—	0.01
Customer inventory buybacks	0.01	—
Restructuring/integration expense	—	0.03
Non cash charge of purchase price allocated to inventories	—	—
Tax receivable agreement liability adjustment	0.18	0.15
Loss on modification or extinguishment of debt	0.02	—
Adjusted Diluted EPS	$0.41	$(0.08)

Diluted weighted average shares outstanding	68,219,762	67,935,114

3.	Operating segment results for the three and six months ended July 2, 2016 and July 4, 2015 are as follows:

	For the three months ended
(Amounts in thousands)	July 2, 2016		July 4, 2015
Net sales
Siding, Fencing and Stone	$244,411	48%	$238,573	47%
Windows and Doors	266,134	52%	263,761	53%
	$510,545	100%	$502,334	100%
Gross profit
Siding, Fencing and Stone	$77,747	32%	$70,700	30%
Windows and Doors	57,542	22%	54,043	20%
	$135,289	26%	$124,743	25%

Operating earnings (loss)
Siding, Fencing and Stone	$51,305	21%	$44,687	19%
Windows and Doors	18,001	7%	9,580	4%
Unallocated	(7,124)	(1)%	(8,603)	(2)%
	$62,182	12%	$45,664	9%

	For the six months ended
(Amounts in thousands)	July 2, 2016		July 4, 2015
Net sales
Siding, Fencing and Stone	$420,787	46%	$395,015	45%
Windows and Doors	498,372	54%	483,367	55%
	$919,159	100%	$878,382	100%
Gross profit
Siding, Fencing and Stone	$124,011	29%	$105,471	27%
Windows and Doors	97,979	20%	79,553	16%
	$221,990	24%	$185,024	21%

Operating earnings (loss)
Siding, Fencing and Stone	$71,678	17%	$55,008	14%
Windows and Doors	16,751	3%	(6,826)	(1)%
Unallocated	(16,671)	(2)%	(16,568)	(2)%
	$71,758	8%	$31,614	4%

4.	Long-term debt amounts in the selected balance sheets at July 2, 2016 and December 31, 2015 consisted of the following:

	July 2, 2016	December 31, 2015
(Amounts in thousands)

Senior secured asset based revolving credit facility	$—	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium, discount and
debt issuance costs of $53,813 and $57,538, respectively	596,187	592,462
Term Loan Facility due 2021, net of
unamortized early tender premium, discount and
debt issuance costs of $29,773 and $35,106, respectively	360,552	387,369
	$956,739	$979,831
Less current portion of long-term debt	(4,300)	(4,300)
	$952,439	$975,531

5. The following is a summary of selected balance sheet amounts at July 2, 2016 and December 31, 2015:

	July 2, 2016	December 31, 2015
(Amounts in thousands)

Cash and cash equivalents	$64,451	$109,425
Accounts receivable, less allowances	261,170	195,165
Inventories	160,706	150,403
Prepaid expenses and other current assets	23,879	24,647
Property and equipment, net	163,686	161,003
Intangible assets, net	116,810	128,384
Goodwill	479,778	477,739
Accounts payable	82,929	74,496
Payable to related parties pursuant to tax receivable agreement- non-current	39,202	20,811
Long-term debt	952,439	975,531
Stockholders' deficit	(57,570)	(76,813)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901